Exhibit 99.1

Lime Energy Co. Announces

David Asplund Steps Down as Chairman of Board

HUNTERSVILLE, NC, May 30, 2012—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and clean energy solutions, today announced that David Asplund has resigned as Chairman of the Board and will be taking an indefinite leave of absence from his position as Executive Chairman of the Company for health reasons beginning June 2nd.  The Board of Directors has elected Richard Kiphart to fill Mr. Asplund’s role as Chairman of the Board.  Mr. Asplund will continue to serve as one of the Company’s directors.

“Dave has been instrumental in taking the lead at Lime Energy six years ago at a very difficult time in the Company’s history, remaking it and positioning it for the dramatic growth that we have experienced these past six years,” commented John O’Rourke, Lime Energy’s President and CEO.  “Everyone at Lime Energy owes Dave a great deal of gratitude.  I know that I speak for our employees when I wish Dave the best.  In the meantime I am grateful that we will continue to benefit from his leadership through his continued participation on the Board of Directors.”

About Lime Energy Co.

Lime Energy is building a clean energy future.  As one of the nation’s leading providers of clean energy solutions, Lime brings over 25 years of delivering economically viable efficiency and renewable energy solutions that benefit communities and protect the environment.  Lime’s platform includes some of the energy industry’s most experienced professionals and an expansive geographic footprint with over 350 employees at 18 locations in North America.  Lime Energy’s services include integrated energy engineering, consulting and the implementation of solutions that enable customers to reduce their facility’s energy consumption, lower their operating and maintenance costs and reduce their carbon footprint.  The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at www.lime-energy.com or by emailing info@lime-energy.com.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.